UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. 1)

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PACIFIC MERCANTILE BANCORP
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This Amendment No. 1 to Schedule 14A (this “Amendment”) is being filed solely to correct disclosure included in the definitive proxy statement (“Proxy Statement”) of Pacific Mercantile Bancorp (the “Company”) filed with the Securities and Exchange Commission on April 15, 2016 in connection with the solicitation of proxies by the Company for its 2016 Annual Meeting of Shareholders to be held on Wednesday, May 18, 2016, at 2:00 P.M., Pacific Time, in the first floor Training Room at the Company’s offices at 949 South Coast Drive, Costa Mesa, CA 92626. Except as set forth herein, this Amendment does not modify or update any other disclosures set forth in the Proxy Statement.
In the section titled “Board of Directors-The Role of the Board of Directors” on page 12 of the Proxy Statement, the Company disclosed that each director on the Company’s Board of Directors (the “Board”) attended at least 70% of the total number of meetings of the Board and the meetings of the Board committees on which he served during his term of office as a director in 2015. Each member of the Board, in fact, attended more than 75% of the total number of such Board and Board committee meetings. Accordingly, the second paragraph of the disclosure on page 12 of the Proxy Statement under the section titled “Board of Directors-The Role of the Board of Directors” is hereby revised as follows:
“During 2015, our Board of Director held a total of ten meetings and each director attended at least 75% of the total number of those meetings and the meetings of the Board committees on which he served during his term of office as a director in 2015. We encourage our directors to attend our annual meetings of shareholders. All but one of our then-current directors attended our 2015 Annual Meeting of Shareholders.”